[CRAWFORD INVESTMENT COUNSEL, INC. LETTERHEAD]

LETTER AGREEMENT

To: Unified Series Trust
431 North Pennsylvania Street
Indianapolis, Indiana 46204

Dear Ladies and Gentlemen:

You have engaged us to act as the sole investment adviser to the Fund pursuant to the Management Agreement initially approved by the Board of Trustees (the "Agreement").

Effective as of January 1, 2007 through December 31, 2007, we hereby agree to waive our management fees and/or reimburse the Fund's operating expenses, but only to the extent necessary to maintain the Fund's net operating expenses, excluding 12b-1 fees (for the Class C shares), brokerage fees and commissions, borrowing costs (such as interest and dividend expenses on securities sold short), taxes extraordinary expenses and any indirect expenses (such as expenses incurred by other investment companies in which the Fund may invest), at 1.00% of the average daily net assets of the Fund. Each waiver or reimbursement of an expense by us is subject to repayment by the Fund within the three fiscal years following the fiscal year in which the expense was incurred, provided that the Fund is able to make the repayment without exceeding the 1.00% expense limitation.

Very truly yours,

CRAWFORD INVESTMENT COUNSEL, INC.

By: ______________________
David B. Crawford Vice President

Acceptance

The foregoing is hereby accepted.

UNIFIED SERIES TRUST

By: ______________________
Anthony Ghoston, President

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